Exhibit 10.1

ANTS SOFTWARE, INC.

STRATEGIC BONUS PLAN

SECTION 1

GENERAL

1.1          Background; Purpose.

(a)           ANTs software inc. (the “Company”) has experienced significant challenges during 2011 as a result of the loss of its largest single customer and the resulting loss of a substantial portion of its revenues.  As a result, on one or more occasions the Company has been forced to defer the payment of base compensation to its employees and has been forced to pay compensation through the issuance of stock.  In addition, the Company has been unable to pay members of the Company’s Board of Directors (the “Board”) their cash fees for Board participation and Board members have been forced to pay the premium on the Company’s D&O insurance with their own funds.  The Board has determined to explore strategic alternatives, including the possible sale of the Company or its assets (a “Strategic Transaction”) and, in order to retain its necessary employees and the participation of its Board, the Company has adopted this Strategic Bonus Plan (this “Plan”).

(b)           This purpose of this Plan is to (i) attract and retain key employees and Board members necessary to consummate a Strategic Transaction, (ii) motivate Participants  to achieve long-range goals including the consummation of a Strategic Transaction; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s shareholders through compensation that is based on the creation of value to the Company’s shareholders through the consummation of a Strategic Transaction.

1.2           Participation. “Participants” in this Plan will consist of (a) employees of the Company who are determined by the Committee to be eligible, and (b) members of the Board.

1.3           Compliance with Section 409A of the Code.  Notwithstanding any provision of the Plan to the contrary, if any Award constitutes or provides for the deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply and be administered in all respects, in such manner as the Committee shall determine to be necessary or appropriate, to conform with the applicable requirements of Section 409A of the Code (and the Treasury Regulations and other applicable guidance promulgated thereunder), the applicable Award Agreement shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Award Agreement shall be deemed to constitute provisions of the Plan.  If the Committee grants any Awards or takes any other action that would inadvertently result in the imposition of a penalty on a Participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Award) in such manner as may be necessary for the penalty to be inapplicable or reduced.

SECTION 2

OPERATION AND ADMINISTRATION

2.1           Effective Date; Duration. The Plan shall be effective as of the date of its approval by the Board of the Company (the “Effective Date”). The Plan shall continue until terminated by the Board.  The Board may terminate this Plan at any time.

2.2           Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any payments under the Plan on satisfaction of the applicable withholding obligations.

2.3           Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

2.4           Agreement With Company. The terms and conditions of any Award to any Participant may be reflected in a written document, either  in the form attached hereto as Exhibit A or in such other form as may be determined by the Committee (as so determined, an “Award Agreement”). A copy of the Award Agreement may be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of the Award Agreement.

2.5           Action by Company or Subsidiary. Any action required or permitted to be taken by the Company shall be by resolution of the Committee (except for such actions as are delegated by this Plan to the Company’s Chief Executive Officer).

2.6           Limitation of Implied Rights. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company nor shall it give any non-employee any rights to retain any relationship with the Company, nor shall any Participant have any right or claim to any benefit under the Plan, unless such right or claim has been granted and specifically accrued under the terms of the Plan.

SECTION 3

COMMITTEE

3.1           Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Company’s Board of Directors (the “Committee”).

3.2           Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)           The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(b)           Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

3.3           Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its Members and may delegate all or any part of its responsibilities and powers hereunder, including without limitation, the power to designate Participants hereunder and determine the amount, timing and terms of Awards hereunder, to any person or persons selected by it, including without limitation, any executive officer of the Company. Any such allocation or delegation may be revoked by the Committee at any time.

3.4           Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive unless the Committee determines such records to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 4

DEFINITIONS; MISCELLANEOUS

4.1           Definitions.  In addition to the other definitions contained herein, the following definitions shall apply:

(a)           Award. The term “Award” shall mean any award or benefit granted under the Plan.

(b)           Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(c)           Strategic Transaction.  The term “Strategic Transaction” shall mean any transaction in which either (i) the Company merges with another entity and the Company is not the surviving entity in that merger, (ii) all or substantially all of the Company’s outstanding capital stock is acquired by a person or group of persons who do not beneficially own more than fifty percent (50%) of the Company’s outstanding capital stock as of the date this Plan is adopted, or (iii) all or substantially all of the Company’s assets are purchased by a party who is not a Subsidiary of the Company.

(c)           Subsidiary.  The term “Subsidiary” shall mean any entity (i) in which the Company has a beneficial interest of fifty percent (50%) or more, or (ii) over which the Company has effective control.

4.2           Eligible Grantee.  To be eligible to receive an Award and become a Participant under this Plan, a person must be either an employee, officer or director of the Company or a Subsidiary, or a consultant, independent contractor or advisor to the Company or any Subsidiary, provided that any such consultant, contractor or advisor must provide bona fide services none of which are in connection with the offer or sale of securities in a capital-raising transaction. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Award shall not become vested prior to the date the employee first performs such services.

4.3           Governing Law.  This Plan shall be governed by, and construed in accordance with, the laws of the State of Georgia.

4.4           Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 5

BONUS PAYMENTS

5.1           Employee Bonus.  In connection with any Strategic Transaction, the Company’s Chief Executive Officer may award bonuses to Company employees in such amounts as he may determine, provided, however, that the aggregate amount of such bonuses may not exceed the Employee Bonus Pool and the amount of any bonus to be awarded to the Company’s Chief Executive Officer shall be determined by the Committee.

5.2           Change in Control Bonus.  In connection with any Strategic Transaction, the members of the Company’s Board (each a “Member”) shall be entitled to a bonus payment equal to the percentage indicated below of the Board Bonus Pool:

Member	Percentage
Robert Kite	11.2%
Robert Jett	9.2%
Craig Campbell	9.2%
Frank Ruotolo	11.2%
Ari Kaplan	9.2%
Joseph M. Kozak	50.0%

5.3           Bonus Pool.  In connection with any Strategic Transaction, there will be a bonus pool equal to the percentage amount indicated below of the gross consideration paid or payable, in cash or securities, by the acquiring or purchasing party in the Strategic Transaction:

Gross Consideration	Percentage
Less than $35,000,000	10.0%
$35,000,000 or more	15.0%

5.4           Employee Bonus Pool; Board Bonus Pool, Miscellaneous.

(a)
Employee Bonus Pool.  In connection with any Strategic Transaction, the Employee Bonus Pool will be an amount equal to (i) $500,000 (if the Gross Consideration in Section 5.3 is less than $35,000,000) and (ii) $1,000,000 (if the Gross Consideration in Section 5.3 is equal to or greater than $35,000,000).

(b)	Board Bonus Pool. In connection with any Strategic Transaction, the Board Bonus Pool shall be equal to the difference between (i) the Bonus Pool, and (ii) the Employee Bonus Pool.

(c)
Timing and Amount.  Except as otherwise provided in Section 5.2(d), a Change in Control Bonus will be paid no later than ten (10) days following the Change in Control, and will be equal to the product of (1) the Participant’s Bonus Percentage as of the date of the Change of Control multiplied by (2) the Company Valuation.

[End of Plan]